Exhibit 23.1



                         Independent Auditors' Consent



The Board of Directors
Matrix Bancorp, Inc.:


We consent to the incorporation by reference in the registration statements (Nos. 333-75000, 333-40482, and 333-36671) on Forms S-8 of Matrix Bancorp, Inc.
(the Company) of our report dated March 5, 2004, with respect to the consolidated balance sheets of Matrix Bancorp, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 10-K of Matrix Bancorp, Inc.

Our report refers to a change in the Company's method of accounting for variable interest entities in 2003 and a change in its method of accounting for goodwill and other intangible assets in 2002.




                                               KPMG LLP


Denver, Colorado
March 12, 2004